FORM 10Q
PART II
Item 6.
Exhibit 11.1
- ------------

COMPUTATION OF EARNINGS PER SHARE
FOR THE THREE MONTHS ENDED MARCH 31,

CORE, INC.


                                                  1996            1995
                                                  ----            ----
Primary
  Average shares outstanding                  5,532,000        4,739,930

  Shares issuable on assumed exercise of
    dilutive options - based on treasury
    stock method using average market
    price
  Shares issuable on assumed exercise of
    dilutive warrants
                                            ---------------  --------------
                                   Total      5,532,000        4,739,930
                                            ===============  ==============
Net Income (loss)                               534,965       (1,151,712)
                                            ===============  ==============
Income (loss) per share                            0.10            (0.24)
                                            ===============  ==============